Exhibit 10.14
Executive Incentive Plan

Overview and Purpose
Callidus’s incentive plan was created as a means to recognize and reward the link between the achievement of Callidus’s corporate objectives and the executive’s contribution to this success. The plan is designed to motivate executives to achieve performance goals by placing compensation “at risk” based on performance. The specific purpose of the plan is to:
•	Align the risks/rewards for the senior management team to achieve Callidus’ top business priorities, and

•	Motivate and retain executives by providing above market compensation opportunities for achieving stretch goals.
The plan aligns Callidus’ business strategy and human resources strategies to motivate, develop, retain and competitively compensate executives based on performance.
Objectives
Our incentive plan supports our compensation philosophy and guiding principles by meeting four primary objectives:
•	Provide competitive total pay opportunities that help attract, reward and retain executives.

•	Establish a direct link between operational performance that creates shareholder value and individual performance and rewards.

•	Create a sense of focus and accountability through the development of specific objectives.

•	Align interests and objectives of shareholders and executives to drive Company growth and stock appreciation.
Performance Period
The fiscal year is divided into two, six-month performance periods, January to June and July to December.
Eligibility and Participation
Executives who are employed at the end of the performance period are considered eligible to participate and receive an award under the plan. An executive must be in good performance standing to be eligible for any award under the plan.
Performance Measures
The Plan rewards performance as measured against Callidus’ financial performance. Overall company performance for Callidus will be measured versus plan as approved by the Board of Directors. The Compensation Committee of the Board will select and approve the financial measures based on the business priorities for the fiscal year. Measures may include revenue, revenue growth, operating income, net income, return on investment, cash from operations, or any financial metric deemed appropriate for the business year.

Award Pool Funding
The first step in the process is for the Company to build a funding pool following the measurement of the company’s performance. This pool is the amount of total dollars that are available for incentive awards for the executive team. The Board bases the pool on Callidus’ financial performance for the year against the key metrics approved in the business plan.
The company must meet a minimum level of performance, referred to as the threshold, to initiate funding of the financial related pool. Threshold performance is met when the company has achieved a percentage of plan determined by the Board based on the specific financial metrics. Company performance represents 100% of the funding pool for the plan, unless the Board determines to base a portion of funding on individual performance measures. For clarification targets must be met after funding the incentives.
For purposes of illustration, assume that there are 10 executives with identical earned salaries of $200,000 for the fiscal year. Also assume that the target award opportunity is 50% of base salary for each position, or $100,000. Therefore, the executive bonus pool would be $1,000,000 at target company performance — i.e. 100% achievement of financial metrics.
This approach is consistent with Callidus’ commitment to a pay-for-performance philosophy and culture. Callidus’ Board of Directors maintains the discretion to determine any funding of the plan if the company’s performance does not meet threshold levels or if the company significantly exceeds plan.
Administration
An executive must be with the company for the entire performance period, and be in good performance standing during the entire performance period, to be eligible for an award under the plan.
Awards will be paid as soon as possible following the close of the performance period and once final performance is known for the company and approved by the Board of Directors. Incentive awards are subject to all applicable payroll taxes.
Callidus reserves the right to modify the plan, and individual awards, at any time. You will be notified of any plan changes.
Acknowledgement
My signature below indicates that I have received a copy of the plan and that my target incentive opportunity has been communicated to me.

Employee Signature	Date

Manager Signature	Date